Exhibit 10.1

FIRST AMENDMENT

TO WELLESLEY BANK

EMPLOYEE SEVERANCE COMPENSATION PLAN

FIRST AMENDMENT to the Wellesley Bank Employee Severance Compensation Plan (the "Plan") dated as of September 25, 2019.

WHEREAS, Wellesley Bank (the "Bank") maintains the Plan for the benefit of Covered Employees (as defined in the Section C of the Plan);

WHEREAS, Section M of the Plan provides that the Plan may be amended at any time by the Board of Directors of the Bank prior to the occurrence of a Change in Control (as defined in the Plan); and

WHEREAS, a Change in Control has not occurred as of the date hereof and the Bank has determined that certain modifications to the Plan are necessary and appropriate to its effective operation;

NOW, THEREFORE, in consideration of the premises and mutual promises and obligations set forth herein, the Plan is hereby amended as the first date noted herein as follows:

First Change

Section C, paragraph (b) shall be deleted in its entirety and replaced with the following new paragraph (b):

"(b)    Notwithstanding the foregoing, no employee shall be eligible for a Change in Control Severance Benefit if, at the time of his termination of employment, the employee is a party to an individual employment agreement, change in control agreement or any other severance arrangement that provides a cash payment upon a change in control."

Second Change

Section D, paragraph (b) shall be deleted in its entirety and replaced with the following new paragraph (b):

"(b)    As a condition to receiving a Change in Control Severance Benefit under this Plan, a Participant shall deliver to the Bank (or its successor) a general release no later than the 46th calendar day following the date of his or her termination of employment, and shall not revoke said general release. The general release shall be in the form attached hereto as Exhibit A. The Change in Control Severance Benefit will be paid in a lump sum no later than the pay period following the pay period in which the general release becomes effective."

Third Change

The following new Section O shall be added:

" O.    Section 409A of the Internal Revenue Code

This Plan is intended to comply with the separation pay exemption or the short-term deferral exemption under Section 409A of the Internal Revenue Code, as amended (the "Code"). If any payment is subject to (rather than exempt from) Section 409A, this Plan will be interpreted and administered to comply with Section 409A, and any such payment subject to Section 409A that is to be made upon a termination of employment (i) will only be made upon a "separation from service" under Section 409A, and (ii) if a Participant is a "specified employee" (as determined under Section 409A) at the time of separation from service, will not be made until six (6) months and one day after the Participant's separation from service to the extent required under Section 409A."

In all other respects, the terms and conditions of the Plan are hereby ratified and affirmed.

IN WITNESS WHEREOF, the Bank, by a duly authorized representative, has executed this amendment, effective as of the date first written above.

By:	/s/ Thomas J. Fontaine
Duly authorized officer of Wellesley Bank